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                                  EXHIBIT 23



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Twin Disc, Incorporated on Form S-8 (Twin Disc, Incorporated 1988 Incentive Stock Option Plan , Twin Disc, Incorporated 1988 Non-Qualified Stock Option Plan for Officers, Key Employees and Directors, Twin Disc, Incorporated 1998 Incentive Compensation Plan and Twin Disc, Incorporated 1998 Stock Option Plan for Non-Employee Directors, Twin Disc, Incorporated - The Accelerator 401K Savings Plan) of our reports dated July 25, 2003, on our audits of the consolidated financial statements and Financial Statement Schedule of Twin Disc, Incorporated as of June 30, 2003 and 2002 and for the years ended June 30, 2003, 2002 and 2001, which reports are included in this Annual Report on Form 10-K.

/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers  LLP


Milwaukee, Wisconsin
September 17, 2003